Civeo Corporation Prices $100.0 Million Convertible Senior Notes Offering

Houston—(BUSINESS WIRE)—July 1, 2026—Civeo Corporation (“Civeo”) (NYSE: CVEO) today announced the pricing of its offering of $100.0 million aggregate principal amount of 4.50% convertible senior notes due 2031 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the notes are scheduled to settle on July 7, 2026, subject to customary closing conditions. Civeo also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $15.0 million aggregate principal amount of notes.

The notes will be senior, unsecured obligations of Civeo and will accrue interest at a rate of 4.50% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2027. The notes will mature on August 1, 2031, unless earlier repurchased, redeemed or converted. Before May 1, 2031, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after May 1, 2031, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Civeo will settle conversions by paying or delivering, as applicable, cash, Civeo’s common shares or a combination of cash and Civeo’s common shares, at Civeo’s election. The initial conversion rate is 24.6840 common shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $40.51 per common share. The initial conversion price represents a premium of approximately 20.0% over the last reported sale price of $33.76 per common share on July 1, 2026. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Civeo’s option at any time, and from time to time, on or after August 1, 2029 and on or before the 60th scheduled trading day immediately before the maturity date, but only if the last reported sale price per common share exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. In addition, the notes will be redeemable, in whole and not in part, at Civeo’s option if (i) certain changes in tax law occur; or (ii) the principal amount of the notes outstanding is less than 10% of the aggregate principal amount of notes initially issued, in each case, subject to certain conditions. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, Civeo will offer to repurchase the notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Civeo estimates that the net proceeds from the offering will be approximately $96.2 million (or approximately $110.8 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and Civeo’s estimated offering expenses. Civeo expects to use approximately $22.3 million of the net proceeds from the offering to repurchase 660,297 of its common shares concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as Civeo’s agent. Civeo intends to use the remainder of the net proceeds from the offering to repay outstanding borrowings under its amended and restated syndicated facility agreement.

As described above, Civeo intends to use a portion of the net proceeds of the offering to repurchase its common shares concurrently with the pricing of the offering in privately negotiated transactions. These repurchases, and any other repurchases of Civeo’s common shares, may increase, or reduce the size of a decrease in, the trading price of Civeo’s common shares, and repurchases executed concurrently with the pricing of the offering may have affected the initial terms of the notes, including the initial conversion price.

The offer and sale of the notes and any common shares issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such common shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any common shares issuable upon conversion of the notes, nor will there be any sale of the notes or any such common shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Civeo

Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Australian natural resource regions and the Canadian oil sands. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently owns and operates a total of 26 lodges and villages in Australia and North America with an aggregate of approximately 26,500 rooms. In addition, Civeo operates and provides hospitality services at 21 customer-owned locations with approximately 18,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding the completion of the offering and the expected amount and intended use of the net proceeds, are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Civeo’s business, including those described in periodic reports that Civeo files from time to time with the U.S. Securities and Exchange Commission. Civeo may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400